AGREEMENT OF PURCHASE AND SALE

THIS AGREEMENT made June 9, 2006,

BETWEEN:

Pan American Gold Corporation, a corporation formed pursuant to the laws of the Province of ~~British Columbia~~ ONTARIO (the "**Vendor**")

- and -

2006 Hydro Blue Ltd., as the trustee of The Blue Chad Family Trust, a trust formed pursuant to the laws of the Province of Alberta (the "**Purchaser**")

WHEREAS the Vendor is the owner of an interest in Doon Investments (referred to as "**Doon Investments**" or as the "**Partnership**"), a partnership formed pursuant to the laws of the Province of Alberta;

AND WHEREAS the Vendor has agreed to sell its interest in the Partnership (the "**Asset**") to the Purchaser and the Purchaser has agreed to purchase the Asset from the Vendor on the terms set out in this agreement;

NOW, THEREFORE, IN CONSIDERATION of their respective covenants and agreements set out below, the Vendor and the Purchaser covenant and agree as follows:

1. **Agreement to Sell:** Effective as of midnight June 9, 2006 (the "**Effective Time**") the Vendor shall sell and transfer to the Purchaser its entire legal and beneficial interest in the Asset and the Purchaser shall purchase the Asset from the Vendor in accordance with the provisions of this agreement.

2. **Purchase Price:** The Purchaser shall pay to the Vendor for the Asset the sum of $3,138,568 (the "**Purchase Price**").

3 **Payment of Purchase Price:** The Purchase Price shall be paid as follows:

(a) $3,128,568 to Signalta Management Inc.; and

(b) the remainder according to direction received from the Vendor.

4 **Adjustments:** All revenue generated by the Assets after the Effective Time and all expenses incurred with respect to the Assets after the Effective Time shall be for the account of the Purchaser.

5 **Allocation of Profits and Losses:** All income gains and losses of the Partnership for income tax purposes and all items of income and deduction that are not taken into account in computing the income gain or losses for income tax purposes under section 96(1) of the *Income Tax Act* (Canada) related to the proportionate interest of Vendor in Doon Investments up to the Effective Time shall be allocated to the Vendor on or before December 31, 2006.

6 **Vendor's Representations:** The Vendor hereby represents and warrants to the Purchaser, and acknowledges that the Purchaser is relying on such representations and warranties in connection with its purchase of the Asset, that:

(a) *Ownership of Asset*: The Vendor is the beneficial owner of the Asset free of all liens, charges, security interests, adverse claims, pledges and other encumbrances or interests whatsoever except for a charge granted to Signalta Management Inc.

(b) *Charge*: As of the Closing Date, Signalta Management Inc. has certified that the outstanding amount, principal and interest of the loan due from the Vendor to Signalta Management Inc. and the associated charge registered against the Asset is estimated to be $3,128,568.

(c) *No Options*: No individual, firm, corporation or other entity has any agreement or option or any right capable of becoming an agreement or option for the purchase from the Vendor of the Asset.

(d) *Execution and Enforceability*: This agreement has been and all documents to be executed and delivered pursuant to this agreement will be duly executed and delivered by the Vendor and create legal, valid and binding obligations of the Vendor enforceable against the Vendor in accordance with their terms, except to the extent limited by bankruptcy, insolvency, liquidation, reorganization, moratorium or other laws of general application affecting creditors' rights generally or by general equitable principles.

(e) *Litigation*: There are no actions, suits, investigations, arbitration or other proceedings, whether or not purportedly on behalf of the Vendor, pending or threatened against or affecting the Vendor or the title of the Vendor to the Asset before any court or before or by any federal, provincial, state, municipal or other governmental department, commission, board, bureau or agency or by or before any arbitrator, and the Vendor is not aware of any existing grounds on which any such action, suit or proceeding might be commenced with any reasonable likelihood of success. There is not presently outstanding against the Vendor any judgment, injunction, order or award of any court, governmental department, commission, board, bureau, agency or arbitrator.

(f) *Residence of the Vendor*: The Vendor is not a non-resident of Canada within the meaning of the *Income Tax Act* (Canada).

(g) *Transfer*: The consent of the general partner of Doon Investments (the "**General Partner**") is the only consent required to the Vendor's transfer of the Asset and the transfer of the Asset, with the consent of the General Partner, is not contrary to any agreement by which the Vendor is bound.

(h) *Financial Statements*: The financial statements of Doon Investments as of its December 31, 2005 fiscal year end have been provided to the Purchaser and the Vendor is not aware of any material changes made to or discrepancies affecting such financial statements.

(i) *Representations True at Closing*: Each and every one of the Vendor's covenants, representations and warranties in favour of the Purchaser shall be true and correct at the Closing Date as if made on that date.

7 **Purchaser's Representations**: The Purchaser represents and warrants to the Vendor, and acknowledges that the Vendor is relying on such representations and warranties in connection with his sale of the Asset, that:

(a) *Standing*: It is a trust duly formed under the laws of Alberta and is authorized to carry on business in all jurisdictions in which the Asset is located.

(b) *Requisite Authority*: It has the capacity, power and authority to execute and deliver this agreement and to purchase the Asset on the terms described in this agreement and to perform its obligations under this agreement.

(c) *No Conflict*: The execution and delivery of this agreement and the completion of the sale of the Asset in accordance with the terms of this agreement do not and will not violate or conflict with any provision of:

(i) the governing declaration of the Purchaser; or

(ii) any agreement or instrument to which it is a party or by which it is bound and of which it has knowledge or any judgment, decree or order applicable to it.

(d) *Execution and Enforceability*: This agreement has been and all documents to be executed and delivered pursuant to this agreement will be duly authorized, executed and delivered by the Purchaser and are and will be legal, valid and binding obligations of the Purchaser enforceable against it in accordance with their terms, except to the extent limited by bankruptcy, insolvency, liquidation, reorganization, moratorium or other laws of general application affecting creditors' rights generally or by general equitable principles.

(e) *Commissions*: The Purchaser has not entered into any agreement, commitment or obligation for which Doon Investments or the Vendor would be liable with regard to any brokerage commissions or finders' fees in connection with negotiations leading to the execution of, or arising out of any of the transactions contemplated by, this Agreement.

(f) *Legal Proceedings*: There is no claim, action, suit or proceeding pending or, to the knowledge of Purchaser, threatened against Purchaser or any of its properties which seeks to prohibit, restrict or delay consummation of the transaction contemplated by this Agreement, and there is no judgment, decree, injunction, ruling or order of any court, governmental department, commission, agency or instrumentality or arbitrator outstanding against Purchaser having any such effect.

8. **Affirmative Covenants Pending Closing:** The Vendor shall act between the date of this Agreement and the Closing Date, as follows:

(a) *Access*: Subject to any applicable laws or confidentiality or non-disclosure agreements in favor of third parties, Purchaser and its representatives shall have reasonable access during normal business hours to all properties, books, accounts, records, contracts, documents and all data and information concerning the Vendor's interest in Doon Investments.

(b) *New Transactions*: The Vendor will not take any action which would cause the Partnership to enter without Purchaser's consent, into any contract, commitment or transaction not in the ordinary course of Partnership's business.

(c) *Existing Agreements*: The Vendor will not take any action which would cause the Partnership to, without Purchaser's consent, materially modify, amend, cancel, or terminate any of the Partnership's existing contracts or agreements which are material to the continuation of the Partnership's business following the Closing, or agree to do any of those acts.

9. **Transfer of Asset**: The Vendor shall take all necessary steps and proceedings as approved by counsel for the Purchaser to permit the Asset to be duly and validly transferred to the Purchaser on the Closing Date with effect from the Effective Date.

10. **Purchaser's Conditions of Closing:** The sale of the Asset to the Purchaser is subject to the following conditions for the exclusive benefit of the Purchaser to be fulfilled or performed at or prior to the Closing Date:

(a) *Deliveries*: The Vendor shall have delivered the documentation required by section 13 of this Agreement.

(b) *Representations and Warranties*: The representations and warranties of the Vendor contained in this agreement shall be true and correct in all material respects at the Closing Date with the same force and effect as if such representations and warranties were made at and as of such time.

(c) *Covenants*: All of the terms, covenants and conditions of this agreement to be complied with or performed by the Vendor at or before the Closing Date shall have been complied with or performed in all material respects.

(d) *Approval*: The execution and delivery of this Agreement by the Vendor, and the performance of the Vendor's covenants and obligations under it, shall have been duly authorized by all necessary action and the Purchaser shall have received copies of all resolutions pertaining to that authorization.

(e) *Release from Debt*: Receipt of written acknowledgement from Signalta Management Inc. that upon its receipt of $3,128,568 in payment of the debt owed by the Vendor to Signalta Management Inc., the Vendor will have fully repaid the debt it owes to Signalta Management Inc.

If any of the conditions contained in this clause 10 are not performed or fulfilled at or prior to the Closing Date to the satisfaction of the Purchaser, acting reasonably, the Purchaser may, by notice to the Vendor, terminate this agreement and the obligations of the Vendor and the Purchaser under this agreement shall be terminated; provided that the Purchaser may also bring an action against the Vendor for damages suffered by the Purchaser where the non-performance or non-fulfillment of the relevant condition is as a result of a breach of a covenant, representation or warranty by the Vendor. Any of the foregoing conditions may be waived in whole or in part by the Purchaser without prejudice to any claims it may have for breach of a covenant, representation or warranty by the Vendor.

11. **Vendor's Conditions of Closing**: The sale of the Asset to the Purchaser is subject to the following conditions for the exclusive benefit of the Vendor to be fulfilled or performed at or prior to the Closing Date:

(a) *Release from Debt*: Written acknowledgement from Signalta Management Inc. that upon its receipt of $3,128,568 in payment of the debt owed by the Vendor to Signalta Management Inc., the Vendor will have fully repaid the debt it owes to Signalta Management Inc.

(b) *Discharge of Security*: Receipt from Signalta Management Inc. of discharge of security against the Vendor, such discharge to be effective upon the payment to Signalta Management Inc. of $3,128,568

(c) *Representations and Warranties*: The representations and warranties of the Purchaser contained in this agreement shall be true and correct in all material respects at the Closing Date with the same force and effect as if such representations and warranties were made at and as of such time.

(d) *Covenants*: All of the terms, covenants and conditions of this agreement to be complied with or performed by the Purchaser at or before the Closing Date shall have been complied with or performed in all material respects.

(e) *Approval*: The execution and delivery of this Agreement by the Purchaser, and the performance of the Purchaser's covenants and obligations under it, shall have been duly authorized by all necessary action and the Vendor shall have received copies of all resolutions pertaining to that authorization.

If any of the conditions contained in this clause 11 are not performed or fulfilled at or prior to the Closing Date to the satisfaction of the Vendor, acting reasonably, the Vendor may, by notice to the Purchaser, terminate this agreement and the obligations of the Vendor and the Purchaser under this agreement shall be terminated, provided that the Vendor may also bring an action against the Purchaser for damages suffered by the Vendor where the non-performance or non-fulfillment of the relevant condition is as a result of a breach of a covenant, representation or warranty by the Purchaser. Any of the foregoing conditions may be waived in whole or in part by the Vendor without prejudice to any claims they may have for breach of a covenant, representation or warranty by the Purchaser.

12. **Closing:** The closing shall take place on June 9, 2006 (the "**Closing Date**") at 9:00 a.m. at the office of Olson Lemons LLP or such other date or location as the parties may otherwise agree.

13 **Closing Procedures:** On the Closing Date, upon fulfillment of all conditions set out in clauses 10 and 11 that have not been waived in writing by the party entitled to waive such condition, the Vendor shall deliver or cause to be delivered to the Purchaser the following documents, all duly executed by the Vendor:

(a) assignment of partnership interest in the form of Schedule B attached;

(b) amendment of Partnership declarations; and

(c) all other transfers, conveyances, assignments, novation agreements, notices and other documents and instruments reasonably required and prepared by the Purchaser for the purpose of effecting the purchase and sale of the Asset in accordance with the terms of this agreement.

Upon the delivery of all of the foregoing documents, the Purchaser shall pay the Purchase Price by certified cheque, solicitor's trust cheque or wire transfer to the direction of Signalta Management Inc. and to the Vendor in accordance with the terms of clause 3. The sale of the Asset to the Purchaser may be completed by mutual undertakings between the solicitor for the Vendor and the solicitor for the Purchaser.

14. **Power of Attorney:** The Vendor hereby irrevocably constitutes and appoints the President of the trustee of the Purchaser as its attorney and agent to execute and deliver in its name all assignments, transfers and other documents necessary to effectively transfer the Asset to the Purchaser pursuant to this Agreement, upon all of the Vendor's conditions to close being met. Such appointment, being coupled with an interest, is irrevocable, and the Vendor hereby ratifies and confirms and agrees to ratify and confirm that the President of the trustee of the Purchaser may lawfully do or cause to be done pursuant to the provisions of this clause 14.

15. **Non Solicitation:** Until, the conditions precedent of this agreement are not met and the agreement is terminated, the Vendor shall not sell or otherwise dispose of, grant in favour of any person an option or other right to by, or otherwise encumber any part or all of the Asset and the Vendor shall not (a) conduct any negotiations or discussions relating to the sale of the Asset with any person other than the Purchaser; or (b) solicit any offers for or respond to any unsolicited offers for the sale or other disposition of, or the grant of any other right or interest in the Asset; or (c) agree or otherwise commit to do any of the foregoing. Nothing contained in this clause shall prevent the directors of the Vendor from taking such action as is appropriate to act in a manner they determine to be in the best interests of the Vendor or consistent with their fiduciary duties under applicable law.

16. **Notices**: Any notice, direction or other document required or permitted to be given pursuant to this agreement shall, unless otherwise specifically provided, be given in writing and may be mailed, postage prepaid by registered mail, or personally served upon the appropriate party at the following addresses:

(a) if to the Vendor at:
c/o Pan American Gold Corporation
605, 475 Howe Street
Vancouver, BC V6C 2B3

Attention: Mr Steve Bajic

(b) if to the Purchaser at:
c/o Olson Lemons LLP
10th Floor 744 – 4th Avenue SW
Calgary, Alberta T2P 3T4

Attention: Mr B. McCashin

Any notice, direction or other document given by mail as set out above shall be deemed to have been given and received on the date of actual receipt, and if personally delivered, on the day on which it was so delivered or on the first business day thereafter if the day of delivery is not a business day. Any party may change its or his address for service by notice served as set out above.

17 **Confidentiality:** The parties agree that they will keep the terms and conditions of this Agreement confidential, excepting for such disclosures as necessary to comply with governing regulatory authority

18 **Additional Documents:** Each party shall, from time to time and without additional consideration, perform all acts and execute and deliver all documents required to carry out and give full effect to the terms of this agreement.

19 **Counterpart:** This Agreement may be executed in any number of counterparts, each of which shall be an original, and such counterparts, when taken together, shall constitute one and the same Agreement.

20. **Press Release:** No Party shall issue any press release on any other announcement concerning this Agreement or the sale to the Asset without the prior consent of the other Parties

21. **Currency:** All dollar amounts referred to in this agreement are expressed in Canadian funds.

22. **Governing Law:** This agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws in force in the Province of Alberta

23. **Binding Effect**: This agreement shall enure to the benefit of and be binding upon the parties to this agreement and upon their respective heirs, successors, personal representatives and assigns.

IN WITNESS WHEREOF this agreement has been duly executed by the parties.

Pan American Gold Corporation

Per: ______________________________
Steve Bajic

2006 Hydro Blue Ltd., as trustee
for The Blue Chad Family Trust

Per: ______________________________
Bernie McCashin

Copper Investments Inc., as the General Partner of Doon Investments hereby acknowledges and consents to the terms and conditions of this agreement.

Signed as of the 9th day of June, 2006.

Doon Investments by its General Partner,
Copper Investments Inc.

Per: ______________________________
S. Robert Chad